EXHIBIT 4.1


55 Water Street, 45th Floor                               Frank A. Ciccotto, Jr.
New York, NY  10041                                            Managing Director
Tel. 212-438-4417                                            E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com            STANDARD & POOR'S
                     A Division of The McGraw Hill Companies


                                November 19, 2003


Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Illinois 60181

The Bank of New York
Unit Investment Trust Dept.
101 Barclay Street, 17 West
New York, New York 10286

              Re: Van Kampen Focus Portfolios, Municipal Series 469
                   Insured Municipal Income Trust, Series 478

Gentlemen:

     We have examined Registration Statement File No. 333-109402 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                Sincerely,

                                                                Frank A Ciccotto
                                                                Vice President